Exhibit 3.1

ARTICLES OF INCORPORATION

OF

A TIME TO GROW

ARTICLE ONE

The name of the Corporation is A Time To Grow, Inc.

ARTICLE TWO

The period of its duration is perpetual.

ARTICLE THREE

The purpose for which the Corporation is organized is the transaction of any lawful business for which a corporation may be incorporated under the Texas Business Corporation Act.

ARTICLE FOUR

The aggregate number of shares which the Corporation shall have authority to issue is Fifty Million (50,000,000).  The shares shall have a par value of One Hundredth of One Cent ($0.0001).

ARTICLE FIVE

The Corporation will not commence business until it has received for the issuance of its shares consideration of the value of $1,000.00, consisting of money, labor done or property actually received.

ARTICLE SIX

The street address of its initial Registered Office, and the name of its initial Registered Agent at this address, is as follows:

Jonathan Gilchrist

6524 San Felipe, Suite 252

Houston, Texas 77057

ARTICLE SEVEN

The number of initial Directors is one.  The name and address of the initial director is:

Jonathan Gilchrist

6524 San Felipe, Suite 252

Houston, Texas 77057

ARTICLE EIGHT

The Shareholders of the Corporation are hereby denied the preemptive right to acquire additional shares.

ARTICLE NINE

The name and Address of the Incorporator is:

Marilyn S. Hershman

408 W. 17th Street, Suite 101

Austin, Texas 78701-1207

(512) 474-2002

IN WITNESS WHEREOF:   I have hereunto set my hand this 27th day of June 2000.

                                                            //s//Marilyn S. Hershman

Marilyn S. Hershman, Incorporator